For Immediate Release                                    Contact: Lynn Sampson
December 30, 1999                                                 205-933-7579



                  BRUNO'S WILL EMERGE FROM BANKRUPTCY DEBT-FREE

                           COMPANY NAMES NEW DIRECTORS


         (Birmingham, Alabama) - Bruno's, Inc. announced today that the United States Bankruptcy Court for the District of Delaware has confirmed the Company's plan of reorganization. An overwhelming majority of the Company's creditors voted in favor of the Company's plan of reorganization in early December. The Company anticipates that it will emerge from bankruptcy in January.

         "We are extremely pleased to have achieved our goal of emerging from bankruptcy as a stand-alone, debt-free company," said Bruno's President and Chief Executive Officer James A. Demme. "Despite our Chapter 11 status this past year, we managed to refurbish sixteen of our stores and acquire three new stores in Alabama."

         "As a leaner, more efficient company, we are now in a position to do even more to improve our competitive position and to create value for our new shareholders. Moving forward, our lack of debt and our new, long-term labor agreements will help us continue our company-wide effort to provide customers with clean, fresh, fully-stocked stores and exceptional service in the year 2000 and beyond," said Demme.

         The plan of reorganization provides that substantially all of the assets of Bruno's, Inc. will be transferred to a newly created corporation named Bruno's Supermarkets, Inc. The new corporation will be owned by the financial institutions that held the senior debt of Bruno's, Inc. No single financial institution will own a controlling share of the new company.

         Under the terms of the plan of reorganization, all general unsecured creditors will receive a cash disbursement equal to 30% of the allowed value of their claims. All distributions that would have been made to the holders of the Company's Senior Subordinated Notes will be distributed to the senior creditors in accordance with the governing subordination agreement. No distributions will be made to holders of shares of Common Stock of Bruno's.

         As part of the reorganization, Bruno's Supermarkets, Inc. has formed a new seven-person board of directors. The new owners have named Terry R. Peets of Balboa Island, California as Chairman of the newly formed Board. Mr. Peets has more than twenty years' experience in the food retailing industry. James A. Demme will serve as

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President and Chief Executive Officer and will be member of the Board of
Directors. Demme, who has the authority to appoint one board member, has selected former Bruno's CEO Ronald G. Bruno of Birmingham, Alabama to fill this position. The other board members include Alan J. Reed of Monarch Beach, California; Philip L. Maslowe of Palm Beach Gardens, Florida; Richard B. Neff of Watchung, New Jersey; and Robert L. Hockett of Wellesley, Massachusetts. All of the board members have extensive retail industry experience.

         Peets commended Demme for his leadership during the past two and a half years. "Jim Demme has done a masterful job of steering Bruno's through the bankruptcy process and, thanks to his efforts, the company has emerged debt-free and ready to take on the competition. I think anyone going into a Bruno's, Food World, FoodMax or Food Fair store can attest to the effectiveness of Jim Demme and his management team," said Peets. "The new owners and I are optimistic about the future of Bruno's and we look forward to a new period of profitability and growth," added Peets.

         Bruno's operates 152 supermarkets in Alabama, Georgia, Florida, and Mississippi.








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